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                                                                     Exhibit 3.5
                        CERTIFICATE OF AMENDMENT OF THE

                        CERTIFICATE OF INCORPORATION OF

                            SIMPLEX SOLUTIONS, INC.

                             A Delaware Corporation

     I, the undersigned duly authorized officer of Simplex Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, and pursuant to Section 242 thereof, do hereby certify:

     FIRST: That in an action by written consent of the Board of Directors of Simplex Solutions, Inc., a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth said amendment is as follows:

     RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing Paragraph A of Article IV thereof so that, as amended said paragraph shall be and read in its entirety as follows:

          "Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of which the Corporation is authorized to issue is Fifty-Eight Million (58,000,000) shares. Forty-Four Million (44,000,000) shares shall be designated as Common Stock and Fourteen Million (14,000,000) shares shall be designated as Preferred Stock, each with a par value of $0.001."

     SECOND: That said amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 and shall be executed, acknowledged and filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, Simplex Solutions, Inc., has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its Chief Executive Officer, Penelope Herscher, this 2nd day of October, 2000.

                              SIMPLEX SOLUTIONS, INC.

                              /s/ Penelope Herscher
                              -----------------------------
                              Penelope Herscher
                              Chief Executive Officer